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                                                                     EXHIBIT 4.i





December 30, 1997



Huffy Corporation
P.O. Box 1204
Dayton, Ohio 45401
Attention: Ms. Pamela J. Whipps

Ladies & Gentlemen:

Reference is made to that certain agreement dated December 1, 1990 (as amended from time to time, the "Note Agreement") between Huffy Corporation, an Ohio corporation (the "Company"), on the one hand, and Nationwide Life Insurance Company ("Nationwide"), Employers' Life Insurance Company of Wausau, and Nationwide Life & Annuity Insurance Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Agreement.

As of the date hereof, Nationwide, Employers Life Insurance Company and Nationwide Life and Annuity Insurance Company are the sole holders of the Notes, with Nationwide holding more than 51% of the note. Consequently, in accordance with Section 7.1 of the Note Agreement, Nationwide is respectively entitled to enter into this letter agreement amending the Note Agreement.

Consequently, pursuant to the request of the Company and in accordance with Sections 7.1 and 7.3 of the Note Agreement, the parties hereto hereby agree as follows:

         SECTION 1. AMENDMENT. From and after the date of this letter agreement becomes effective in accordance with its terms, the Note Agreement is hereby amended as follows:

         1.1 Section 5.8 of the Note Agreement is hereby amended to delete the date "January 1, 1992" appearing therein and to substitute therefor the date "January 1, 1999".

         SECTION 2. CONDITION PRECEDENT. This letter shall become effective as of December 30, 1997 upon the return by the Company to Nationwide Insurance Company of a counterpart hereof duly executed by the Company and Nationwide. This letter should be returned to: Nationwide Insurance Company, One Nationwide Plaza, Columbus, OH 43215-2220, Attention: Steve Hesch.

         SECTION 3. REFERENCE TO AND EFFECT ON AGREEMENTS. Upon the effectiveness of this letter, each reference to the respective Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement, as the case may be, as modified by this letter. Except as specially set forth in Section 1 of this letter agreement, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.


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Huffy Corporation
As of December 30, 1997
Page 2

         SECTION 4. GOVERNING LAW. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

         SECTION 5. COUNTERPARTS: SECTION TITLES. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very truly yours,

NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

BY:  /s/ James W. Pruden
     -------------------------------
     Vice President
     Municipal Securities

EMPLOYERS INSURANCE COMPANY OF WAUSAU

By:  /s/ James W. Pruden
     -------------------------------
     Attorney-in-Fact

Agreed and accepted:

HUFFY CORPORATION

By:  /s/ Pamela J. Whipps
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     Vice President-Treasurer
















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